UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 06, 2014 (Date of earliest event reported)
Theravance, Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30319 (Commission File Number)	94-3265960 (IRS Employer Identification Number)

951 Gateway Boulevard, South San Francisco, CA (Address of principal executive offices)		94080 (Zip Code)
650-238-9600 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Resignation of Officer

On August 6, 2014, Rick E Winningham indicated that he will be resigning as Chief Executive Officer of Theravance, Inc. (the "Company") effective August 15, 2014 in connection with his commencement of full-time employment with Theravance Biopharma, Inc. Mr. Winningham will continue to serve as Chairman of the Company's Board of Directors following his resignation as Chief Executive Officer.

Appointment of Officer and Director

On August 5, 2014, the Board of Directors of the Company appointed Michael W. Aguiar, age 47, as President and Chief Executive Officer of the Company effective August 15, 2014. Mr. Aguiar plans to continue to serve as Chief Financial Officer of the Company until his replacement is identified and appointed.

On August 5, 2014, the Board of Directors of the Company voted to increase the current size of the board from 5 to 6 members, as permitted by the Company's Amended and Restated Bylaws, and appointed Mr. Aguiar, effective immediately, to fill the vacancy created by the increase in the number of directors. Mr. Aguiar will serve as a director until the next annual meeting of stockholders, or until his successor shall have been duly elected and qualified.

On August 6, 2014, the Company issued a press release announcing the appointment of Mr. Aguiar as Chief Executive Officer and as a member of the Company's Board of Directors. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

In connection with his appointment as President and Chief Executive Officer, the Company entered into an offer letter with Mr. Aguiar. Mr. Aguiar's base salary will be increased to $700,000 per year, effective as of August 15, 2014, and he will be eligible to receive an annual discretionary bonus based on the Company's performance against its annual goals and a review of Mr. Aguiar's individual performance with a target amount of 50% (and a maximum amount of 200%) of his base salary earned in 2014 (and each calendar year thereafter).

Additionally, the Company agreed to grant Mr. Aguiar a restricted stock award for that number of shares of the Company's common stock equal to $1,000,000 divided by the average closing price of the Company's common stock for the 15 trading days ending three full trading days prior to the date of grant. The restricted stock award will be subject to the terms and conditions applicable to shares awarded under the Company's 2012 Equity Incentive Plan (the "Plan"), as described in the Plan and the applicable Restricted Stock Agreement. Mr. Aguiar will vest in 25% of the shares on the first Company Vesting Date (as defined below) after the first anniversary of his employment as President and Chief Executive Officer, and the balance will vest in 12 equal installments on each Company Vesting Date thereafter, provided he remains in continuous service through each such vesting date, and as described in the applicable Restricted Stock Agreement. A "Company Vesting Date" means February 20, May 20, August 20 or November 20.

If the Company terminates Mr. Aguiar's employment "without cause" (as defined in the offer letter), Mr. Aguiar will receive a lump sum payment (less all applicable withholding taxes) of 24 months' salary (at the rate in effect at the time of his separation) plus 2 times his then current target bonus. As a condition to receiving these payments,
Mr. Aguiar is required to execute the Company's standard form of release required of all employees who receive any severance pay.

The foregoing summary of certain provisions of the letter is qualified in its entirety by reference to the offer letter which will be filed as an exhibit to the Company's Form 10-Q for the quarterly period ending September 30, 2014.

Further information relating to Mr. Aguiar's prior business experience may be found in the Company's Definitive Proxy Statement for its 2014 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 15, 2014, in the section titled "Executive Officers," which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
            99.1       Press Release dated August 06, 2014

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 06, 2014	THERAVANCE, INC. By: /s/ Michael W. Aguiar Michael W. Aguiar Chief Financial Officer

Exhibit Index
Exhibit No.	Description
99.1	Press Release dated August 06, 2014